Exhibit 99.2

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES PLANS TO DEVELOP AND OPERATE A NEW CASINO PROJECT IN THE KAMPOT PROVINCE OF CAMBODIA AT THE VIETNAM BORDER

- Small Strategic Project to Contribute to Near-Term Earnings and Better Positions the Company for Long-Term Growth -

Hong Kong — March 8, 2011 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced it entered into a new casino development project in the Kampot province of Cambodia near the Vietnam border.  This casino project represents a strategic incremental step in the Company’s growth plans to become the leading owner and operator of regional casinos in emerging gaming markets in Indo China and is expected to contribute to near-term earnings.

The casino, which will be operated under the Company’s “Dreamworld” brand, will include table games such as baccarat, roulette and dice games as well as electronic gaming machines.  The initial phase of the casino is expected to be opened in the fourth quarter of 2011, subject to the timely issuance of the required gaming license, with up to 14 table games and 25 electronic gaming machine seats.  Depending on demand and the availability of capital, the Company may add at a future date additional casino floor space and equipment as well as complementary facilities such as hotel rooms, a spa and other entertainment amenities.

The casino will be developed and constructed on approximately 108,000 square feet (approximately 10,000 square meters) of land strategically located near one of Southern Cambodia’s busy border crossing checkpoints with Vietnam.  The project will be one of a few casinos in the Kampot province and will cater to visitors from the major nearby cities in the region.

The casino project will be owned by a joint venture company (the “JVC”) incorporated in Cambodia for the sole purpose of operating the casino.  The shareholders of the JVC are Entertainment Gaming Asia with a 67% interest and a local partner with a 33% interest.

Under the terms of the shareholders agreement, the JVC will apply for its own casino license and the local partner will lease to the JVC the land for a period of 25 years for an annual fee of $1.00. In return, the Company will make a one-time lump sum payment to the local partner in the amount of $260,000 and will fund the development, construction and operation of the casino on the land.  Entertainment Gaming Asia will have exclusive management rights and control over the

- more –

development and operation of the casino, and management and voting control over the JVC.  The Company and the local market partner will share the net revenue of the JVC (the total gross revenue of the casino less any payouts paid to customers, operating expenses, and gaming and non-gaming taxes on the JVC’s revenue) on a 60/40 basis, respectively.  The initial project term is 25 years with renewal options.  Development of the casino is subject to the JVC’s receipt of the required gaming license and relevant construction permits, for which the JVC is in the application process.

Capital expenditures for the initial phase of the casino are projected to be less than $1 million as the electronic gaming machines will be sourced from the Company’s existing inventory.  The capital expenditures for the initial phase will be funded by the Company’s cash on hand, which had reached approximately $12 million as of February 28, 2011.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are making solid progress in implementing our new growth strategy with the goal of becoming the leading owner and operator of regional casinos in select emerging gaming markets in Asia.  We believe this strategic new project provides the potential for near-term earnings and long-term growth while further establishing our footprint and the “Dreamworld” brand in our target markets. In addition, we remain in active negotiations on a number of other gaming projects in the region to achieve our stated growth strategy.  We look forward to providing investors more details as our casino development plans continue to progress.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT), formerly known as Elixir Gaming Technologies, Inc., is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. also is engaged in the development of casinos in Indo China where it intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia, formerly known as Elixir Gaming Technologies, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding the timeline for pursuing and rolling-out the Kampot casino project, the estimated capital budget for the project, the Company’s ability to fund the Dreamworld Casino projects, expectations for the business of Entertainment Gaming Asia, its working capital requirements, future revenue and profitability, and the Company’s ability to secure new casino projects and fund those projects as well.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, the risk that the joint venture company may not be able to obtain the gaming license and other permits required to develop and operate the Kampot casino on a timely basis or at all, risks related to the costs incurred by Entertainment Gaming Asia in defending shareholder litigation and the outcome of any judgment or settlement with respect to such litigation, and its effect on the Company’s ability to fund the Kampot casino,  Entertainment Gaming Asia’s ability to operate such casino project on a profitable basis and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements.  Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

# # #